Exhibit 5.1

[FIDAL LETTERHEAD]

FLAMEL TECHNOLOGIES
Parc Club du Moulin à Vent
33, avenue du Docteur Georges Lévy
Venissieux (Rhône)
FRANCE

Neuilly/Seine,	On February 11, 2014

Re.: FLAMEL TECHNOLOGIES – Registration of 17.0 million Shares

Dear Sir/Madam,

1.            We have acted as special French counsel to FLAMEL TECHNOLOGIES, a company organized under the laws of France as a société anonyme and listed on the US NASDAQ Stock Market (the "Issuer") in connection with the proposed issue and sale by the Issuer of the Shares.

“Shares” means the 17.0 million ordinary shares of the Issuer, each having a nominal value of €0.12196, the issuance of which has been authorized by the Extraordinary Shareholders Meeting of the Issuer held on February 11, 2014 (the “February Shareholders Meeting”) pursuant to three separate delegations of powers (delegations de competence) to the Issuer’s Board of Directors in accordance with the provisions of the French Commercial Code, in particular Article L 225-129-2 thereof, as follows:

(1) First delegation (first resolution of the February Shareholders Meeting): authorization to issue up to 3.0 million ordinary shares of the Company with preferential subscription rights for existing shareholders of the Company (the “First Delegation Shares”);

(2) Second delegation (second and third resolutions of the February Shareholders Meeting): authorization to issue up to 15.0 million ordinary shares of the Company with removal of the shareholders’ preferential subscription right and reserved for a defined category of persons (the “Second Delegation Shares”); and

(3) Third delegation (fifth and sixth resolutions of the February Shareholders Meeting): authorization to issue up to 2.0 million ordinary shares of the Company with removal of the shareholders’ preferential subscription right and reserved for a defined category of persons (the “Third Delegation Shares”)

; provided, however, that the maximum number of ordinary shares to be issued in connection with the delegations referred under (1) and (2) shall not exceed 15.0 million shares (fourth resolution of the February Shareholders Meeting).

The Shares may be offered to the public in the United States under a Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”), pursuant to Rule 415 of Regulation C of the Securities Act of 1933, as amended (the “Shelf Registration”).

The US Law Firm, Troutman Sanders LLP, have acted as special US counsel to the Company in connection with the Shelf Registration, and are required, in this capacity, to deliver a legal opinion with respect to the securities being registered, which legal opinion will be filed as an exhibit to the Registration Statement filed by the Company with the SEC (the “US Legal Opinion”).

This opinion is being rendered to you at your request to serve as a basis to the US Legal Opinion.

2.          For the purposes of this opinion, we have examined copies of the documents listed below, which are appended hereto for ease of reference:

(a)	a certified copy of the Statuts of the Issuer dated December 12, 2013 (the “Statuts”);

(b)	an Extrait K-bis of the Issuer, dated December 9, 2013, issued by the Registre du Commerce et des Sociétés of Lyon (the “Extrait Kbis”);

(c)	a certified copy of an extract of the minutes of the Board Meeting held on February 26, 2013;

(d)	a certified copy of an extract of the minutes of the Board Meeting held on December 12, 2013;

(e)	a Certificat de procédure collective, dated February 11, 2014, issued by the Registre du Commerce et des Sociétés of Lyon (the “Non-bankruptcy Certificate”);

(f)	a certified copy of the minutes of the Board Meeting held on January 14, 2014;

(g)	a certified copy of the Report by the Board of Directors to the February Shareholders Meeting (the “Board Report”);

(h)	a certified copy of the minutes of the February Shareholders Meeting (the “EGM Minutes”).

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For the purposes of this letter the documents referred to in clauses (d) through (f) are collectively referred to herein as the "Report and Minutes".

We have also reviewed such matters of laws and examined the original and copies (certified or otherwise) of such other documents, records, agreements and certificates as we have considered relevant. We have relied upon the statements as to factual matters contained in or made pursuant to each of the above-mentioned documents.

3.            Except for the documents identified in paragraph 2 above, we have not (i) examined any contracts or other documents entered into by or affecting the Issuer or any corporate records of the Issuer and (ii) we have not made any other enquiries or searches concerning the Issuer.

4.	In giving this opinion we have assumed:

(a)	the genuineness of all signatures on and the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that the current share capital of the Company is fully paid up;

(c)	that, since their respective dates, as mentioned under paragraph 2 above, none of the documents referred to under paragraph 2 have been in any way altered and there is not in force any decision, agreement or undertaking, whether oral or in writing, that has changed or affected or could change or affect their respective contents;

(d)	that there are no provisions of the laws of any jurisdiction outside France which would be contravened by the execution of, or the performance of the obligations under, the Report and Minutes and that, insofar as any obligation under, or action to be taken under, the Report and Minutes is required to be performed or taken in any jurisdiction outside France, the performance of such obligation or taking of such action will not be illegal by virtue of the laws of that jurisdiction;

(e)	that no registrations or filings, authorizations, consents, approvals, licenses or validations are required from any governmental or regulatory authority in any jurisdiction (other than France) in connection with the issue, offering, placement or sale of the Shares or that, to the extent that any such registrations or filings, authorizations, consents, approvals, license or validations are required in any jurisdiction (other than France), the same shall have been or will be duly and timely obtained;

(f)	that the placement of the Shares will be limited to investors based in the US or, where investors outside the US are approached, it will be in full compliance with the provisions of the Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 on the prospectus to be published when securities are offered to the public or admitted to trading and the European domestic laws adopted for its application (including in France);

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(g)	that all representations and warranties contained in any of the documents examined by us (other than those in respect of which we express a specific opinion below) were true and correct as at the date given and are true and correct as at the date hereof and the date when repeated (if so repeated) and no fact was omitted therefrom which would have made any of such representations or warranties incorrect or misleading;

(h)	that the statutory auditors of the Company have issued the reports required from them under French law in connection with the cancellation of the shareholders preferential subscription rights provided for in the EGM Minutes in relation to the Second Delegation Shares and the Third Delegation Shares, and have not raised any objections in such reports (other than the standard assumptions and disclaimers customarily contained in reports of this sort);

(i)	that the shareholders and board meetings of the Issuer referred to in paragraph 2 were duly convened and held, that all formalities required to be fulfilled prior to the convening of such meetings have been fulfilled, that the resolutions adopted at such meetings were duly adopted and that the minutes of such meetings accurately reflect the business carried out, and decisions made, at such meetings;

(j)	that the English translation of the Reports and Minutes is fully consistent with the French version of the Reports and Minutes, or that, to the extent that there exists any such discrepancy, the same shall not render the opinion expressed in paragraph 6 incorrect or misleading.

We have not independently established the validity of the foregoing assumptions.

5.          For the purposes of this opinion, we do not purport to be experts on, or generally familiar with, any laws other than the laws of France. Accordingly, we express no opinion herein with regard to any system of law other than the laws of France as currently applied by the French courts. In particular, we express no opinion on European Community law or U.S law as they respectively affect any jurisdiction other than France. To the extent that the laws of other jurisdictions may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws. This opinion is to be construed in accordance with French law as at the date of this opinion.

6.          Based upon the foregoing and subject to any matters not disclosed to us, and subject to the qualifications set out below, we are of the opinion, under French law and regulations as in effect at the date hereof, that:

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(a)          The Issuer is a société anonyme validly existing under the laws of France and is registered with the Registre du commerce et des sociétés of Lyon under number 379.001.530.

(b)          The Shares have been duly and validly authorized by the February Shareholders Meeting of the Issuer.

(c)          The shareholders of the Issuer have no preemptive or other rights to subscribe to the Second Delegation Shares and the Third Delegation Shares, other than preemptive subscription rights (droits préférentiels de souscription) arising pursuant to the French Code of Commerce which were validly waived in respect of the Second Delegation Shares and the Third Delegation Shares by the February Shareholders Meeting.

(d)          Based exclusively upon our examination of the Statuts and company searches of the Issuer referred to in paragraph 2 hereof, we confirm that no steps taken pursuant to any procedure de sauvegarde, redressement judiciaire or liquidation judiciaire proceedings to appoint an administrateur judiciaire (bankruptcy administrator) or liquidator over the Issuer were recorded in the Company Trade Registry as at the date of the Non-bankruptcy Certificate.

7.          This opinion is subject to the following qualifications, which should each be read without limiting the generality of each other qualification:

(a)          Our opinion in paragraph 6(a) is based solely on a review of the Issuer's Statuts dated December 12, 2013 and the Extrait K-bis of the Issuer dated December 9, 2013.

(b)          The Reports and Minutes were drafted in both the English and the French languages. Our opinion in paragraph 6 is based only on the French version of the Reports and Minutes, as appended hereto.

8.          In this opinion, French legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by French law and will be brought before a court in France.

9.          We express no opinion as to any agreement, instrument or other document other than as specified in this letter. This letter only applies to those facts and circumstances which exist at the date hereof and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may thereafter come to our attention, any changes in laws which may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date of this letter which would alter the opinions rendered herein.

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10.         This opinion is addressed to you solely for your benefit in connection with the transactions referred to herein. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. Notwithstanding the above, the US Law Firm, Troutman Sanders LLP, shall be authorized to be provided with, and rely upon, this opinion, for the sole purpose of rendering the US Legal Opinion. In connection therewith, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and to the use of our name therein and in the related prospectus and any prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

Yours faithfully,

/s/ Anne Fréchette-Kerbrat

Anne Fréchette-Kerbrat Avocat à la Cour

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Appendices

Appendix 1:	Certified copy of the Statuts of the Issuer dated December 12, 2013.

Appendix 2:	Copy of the Extrait K-bis of the Issuer, dated December 9, 2013, issued by the Registre du Commerce et des Sociétés of Lyon.

Appendix 3:	Certified copy of an extract of the minutes of the Board Meeting held on February 26, 2013;

Appendix 4:	Certified copy of an extract of the minutes of the Board Meeting held on December 12, 2013;

Appendix 5:	Copy of the Certificat de procédure collective, dated February 11, 2014, issued by the Registre du Commerce et des Sociétés of Lyon.

Appendix 6:	Certified copy of the minutes of the Board Meeting held on January 14, 2014.

Appendix 7:	Certified copy of the Report by the Board of Directors to the February Shareholders Meeting.

Appendix 8:	Certified copy of the minutes of the February Shareholders Meeting.

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